Exhibit 99.1

Argo Group Announces Estimated Losses from Fourth Quarter 2020 Catastrophes

HAMILTON, Bermuda – February 2, 2021 – Argo Group International Holdings, Ltd. (“Argo” or the “company”) (NYSE: ARGO), announced today that its results for the fourth quarter of 2020 will be adversely affected by estimated losses related to various natural catastrophe events and the continued impact of the COVID-19 pandemic.

Argo expects to report natural catastrophe losses of approximately $38 million in the fourth quarter primarily related to Hurricanes Delta and Zeta as well as changes in estimated losses from third quarter 2020 events. Approximately two-thirds of the natural catastrophe losses were generated in our International Operations. Argo further expects to report net losses of approximately $13 million due to the ongoing COVID-19 pandemic primarily related to contingency exposures in Argo’s International Operations. The company’s loss estimates are pre-tax and net of reinsurance recoveries.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings Ltd. (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group and its insurance subsidiaries are rated “A-” by Standard & Poor’s. Argo’s insurance subsidiaries are rated “A-” by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.

Investors:	Media:
Brett Shirreffs	David Snowden
Head of Investor Relations	Senior Vice President, Group Communications
212-607-8830	210-321-2104
brett.shirreffs@argogroupus.com	david.snowden@argogroupus.com

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